NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES EARNINGS

FOR THE QUARTER ENDED SEPTEMBER 30, 2005

SEMINOLE, Florida—October 27, 2005—Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2005, sales were $34,194,000 compared with 2004 third quarter sales of $36,960,340. Net earnings were $158,550 or $.02 per common share (diluted), compared with net earnings of $1,803,113 or $.24 per common share (diluted) in the 2004 third quarter.

For the nine months ended September 30, 2005, sales were $100,910,004, compared with sales of $106,125,651 in the nine months ended September 30, 2004. Net earnings for the nine months ended September 30, 2005 were $944,524 or $.13 per common share (diluted) versus net earnings of $4,210,914 or $.55 per common share (diluted) in the first nine months of 2004.

Michael Benstock, Chief Executive Officer, commented: “Sales for the third quarter were disappointing. We continue to operate in a very price-sensitive and competitive environment. A large part of our customer base has been significantly impacted by rising fuel, energy and transportation costs. Two significant hurricanes caused some disruption to our primary supply chain as well as directly impacting the operations of several of our customers. Our volume was also lower as a result of the service difficulties that we experienced earlier in the year from our warehouse implementation. We are pleased with the operation of the warehouse at this point and we strongly believe that this is a very good investment for the future of the Company.

In September, we launched our largest-ever catalog, Defining Uniforms, which introduced our newest uniform collections. Our customers will now have unprecedented access to high-quality

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and fashionable work attire at an exceptional value. These products will help us to grow several of our focal markets, particularly Hospitality and Healthcare where we see tremendous opportunity for increased market penetration.

Our gross margins were significantly lower in the quarter as a result of several factors; primarily lower production volume to absorb overhead costs and increased charges for obsolescence as a result of declining sales prior to the release of the new products in the Defining Uniforms catalog.

Selling and administrative expenses for the third quarter were down slightly from the prior year period despite recognizing approximately $250,000 in costs associated with settlements of pension liabilities as a result of the significant number of positions eliminated in our work force during the current year.

We recognize that our results have been less than satisfactory in this tumultuous year. However, we strongly believe that the moves we have made this year will benefit the Company and its shareholders in the long-term.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Transportation, Cleanroom, Corporate Identity and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

		Three Months Ended September 30,
		2005		2004
Net sales		$34,194,000		$36,960,340

Costs and expenses:
Cost of goods sold		24,336,581		24,509,825
Selling and administrative expenses		9,465,415		9,530,370
Interest expense		163,454		157,032

		33,965,450		34,197,227

Earnings before taxes on income		228,550		2,763,113
Taxes on income		70,000		960,000

Net earnings		$158,550		$1,803,113

Weighted average number of shares outstanding during the period
	(Basic)	7,447,700	Shs.	7,464,850	Shs.
	(Diluted)	7,511,157	Shs.	7,592,817	Shs.
Basic net earnings per common share		$0.02		$0.24

Diluted net earnings per common share		$0.02		$0.24

Dividends per common share		$0.135		$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Continued)

(Unaudited)

		Nine Months Ended September 30,
		2005		2004
Net sales		$100,910,004		$106,125,651

Costs and expenses:
Cost of goods sold		69,909,426		70,877,302
Selling and administrative expenses		29,109,101		28,325,765
Interest expense		466,953		471,670

		99,485,480		99,674,737

Earnings before taxes on income		1,424,524		6,450,914
Taxes on income		480,000		2,240,000

Net earnings		$944,524		$4,210,914

Weighted average number of shares outstanding during the period
	(Basic)	7,446,681	Shs.	7,434,006	Shs.
	(Diluted)	7,527,380	Shs.	7,605,264	Shs.
Basic net earnings per common share		$0.13		$0.57

Diluted net earnings per common share		$0.13		$0.55

Dividends per common share		$0.405		$0.405

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS (Unaudited)
	September 30, 2005	September 30, 2004
CURRENT ASSETS:
Cash and cash equivalents	$172,233	$4,366,795
Accounts receivable and other current assets	31,059,285	30,378,504
Inventories	39,868,816	40,196,662

TOTAL CURRENT ASSETS	71,100,334	74,941,961
PROPERTY, PLANT AND EQUIPMENT, NET	21,128,490	22,477,591
GOODWILL	1,617,411	1,615,512
OTHER INTANGIBLE ASSETS	1,309,873	1,567,878
OTHER ASSETS	7,658,088	6,405,527

	$102,814,196	$107,008,469

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,950,403	$8,063,485
Other current liabilities	3,697,342	3,670,083
Current portion of long-term debt	1,660,180	1,466,328

TOTAL CURRENT LIABILITIES	11,307,925	13,199,896
LONG-TERM DEBT	6,805,657	6,093,047
DEFERRED INCOME TAXES	865,000	365,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value—authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value—authorized 50,000,000 shares; issued and outstanding 7,342,393 and 7,465,712, respectively	7,343	7,466
Additional paid-in capital	15,455,031	14,800,962
Retained earnings	68,515,240	72,962,098
Cumulative comprehensive loss	(142,000)	(420,000)

TOTAL SHAREHOLDERS’ EQUITY	83,835,614	87,350,526

	$102,814,196	$107,008,469